[DESCRIPTION] COMPUTATION OF NET INCOME
              PER SHARE OF COMMON STOCK

EX-11         Computation of Net Income
              Per Share of Common Stock

                                YEARS ENDED DECEMBER 31,


                                 1996    1995   1994


(Loss)/Income before income taxes
  and cumulative effect of a
  change in accounting principle        $(19,820)      $2,789    $5,862

Provision for income taxes       (8,038)        1,116   2,403


(Loss)/Income before cumulative
  effect of a change in accounting
  principle                     (11,782)        1,673   3,459

Cumulative effect of a change
  in accounting principle             -      -      -


Net (Loss)/Income                       $(11,782)      $1,673    $3,459


Weighted average number of
  commons and common equivalent
  shares outstanding              6,296  6,250  6,226


Earnings Per Share:

(Loss)/Income before cumulative
  effect of a change in
  accounting principle         $ (1.87)        $ 0.27  $ 0.56

Cumulative effect of a change
  in accounting principle            -       -      -


Net (Loss)/Income                       $ (1.87)       $ 0.27    $ 0.56